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                                                              EXHIBIT 99-9(a)(3)

                                LETTER AGREEMENT
                                      and
                               AMENDED SCHEDULE A

August 24, 1992

Frank Russell Investment Management Company
909 A Street
Tacoma, WA  98402

Dear Sirs:

Pursuant to Section 26 of the Transfer and Dividend Disbursing Agency Agreement between Frank Russell Investment Company and Frank Russell Investment Management Company, dated April 1, 1988, the Frank Russell Investment Company advises you that it is creating three new funds to be named the Fixed Income III, Multistrategy Bond and Emerging Markets Funds (the "Funds") and that the Funds desires for Frank Russell Investment Management Company to serve as the Transfer and Dividend Disbursing Agent with respect to the Funds pursuant to the terms and conditions of the Transfer and Dividend Disbursing Agency Agreement. The Funds also desires to amend Schedule A of the Transfer and Dividend Disbursing Agency Agreement to add the Funds. The fees to be charged by the Administrator to the Funds in return for its services are the same as those set forth in the Transfer and Dividend Disbursing Agency Agreement.

Please indicate your acceptance to act as Transfer and Dividend Disbursing Agent to the Fixed Income III, Multistrategy Bond and Emerging Markets Funds and of the amendment of Schedule A by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By: /s/ George W. Weber
    -------------------------------
        George W. Weber
        Director of Operations

Accepted this 24th day of August, 1992


FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY

By: /s/ George W. Weber
    -------------------------------
        Director of Operations